EXHIBIT 99.1

United-Guardian Reports Higher 2017 Sales & Earnings

HAUPPAUGE, N.Y., March 22, 2018 (GLOBE NEWSWIRE) -- United-Guardian, Inc., (NASDAQ:UG) reported today that net income for FY-2017 increased by 49% over the previous year, rising from $2,581,142 ($0.56 per share) in 2016 to $3,844,290 ($0.84 per share) in 2017. Sales for the year were up from $11,144,462 in 2016 to $13,434,460 in 2017, an increase of 21%.

Ken Globus, President of United-Guardian, stated, “We had a significant increase in both sales and earnings in 2017, which was the result of both a 40% increase in sales of our cosmetic ingredients and an 18% increase in sales of our most important pharmaceutical product, Renacidin® Irrigation. The increase in sales of our cosmetic ingredients was due primarily to renewed sales of one of our Lubrajel® products in China, and the increase in Renacidin sales was mainly the result of this being the first full fiscal year of sales of our new single-dose form of that product. We have retained a web consultant to assist us in expanding our marketing efforts for Renacidin via our new Renacidin web site (www.renacidin.com). With some of our new “natural” cosmetic ingredients being actively promoted globally right now, as well as additional “natural” products in varying stages of development, we are optimistic that we will be able to further expand sales of both our cosmetic ingredients and Renacidin as the year progresses.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact: Robert S. Rubinger
(631) 273-0900

NOTE:   This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause the company’s actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

FINANCIAL RESULTS FOR THE YEARS ENDED
DECEMBER 31, 2017 AND DECEMBER 31, 2016

STATEMENTS OF INCOME

	Years ended December 31,
	2017	2016

Sales:
Gross Sales	$13,434,460	$11,144,462
Sales allowances and returns	(466,255)	(367,595)
Net sales	12,968,205	10,776,867

Costs and expenses:
Cost of sales	5,301,352	4,882,644
Operating expenses	1,785,160	1,852,833
Research and development	646,079	651,828
Total costs and expenses	7,732,591	7,387,305
Income from operations	5,235,614	3,389,562

Investment income	315,165	306,505
Income before provision for income taxes	5,550,779	3,696,067

Provision for income taxes	1,706,489	1,114,925
Net income	$3,844,290	$2,581,142

Earnings per common share (basic and diluted)	$0.84	$0.56

Weighted average shares (basic and diluted)	4,594,319	4,594,319

BALANCE SHEET DATA
(condensed)

	December 31,
	2017	2016

Current assets	$11,850,522	$13,714,172
Net property, plant, and equipment	942,887	1,090,591
Deferred income taxes (net)	---	2,382
Other assets (net)	59,471	59,295
Total assets	12,852,880	14,866,440

Current liabilities	1,422,383	1,045,951
Deferred income taxes (net)	33,855	---
Total Liabilities	1,456,238	1,045,951
Stockholders’ equity	11,396,642	13,820,489
Total liabilities and stockholders’ equity	$12,852,880	$14,866,440